Exhibit 99.1

Investors Title Company Announces First Quarter 2020 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 5, 2020--Investors Title Company today announced its results for the quarter ended March 31, 2020. The Company reported a net loss of $7.0 million, or $3.71 per diluted share, compared with net income of $6.6 million, or $3.49 per diluted share, for the prior year period.

Net premiums written increased 34.1% to a quarterly record of $38.6 million, as purchase volumes remained strong throughout most of the quarter, and as lower average mortgage interest rates sustained a jump in refinance activity which began in 2019. Revenues from non-title services increased 6.7% primarily due to growth in 1031 exchange services and management services. Despite these increases, however, total revenues decreased 25.1% to $29.9 million, compared with $39.9 million in the prior year, as a result of a $14.5 million decrease in the fair value of equity security investments, compared with a $4.7 million increase in the prior year. Impacts to the financial markets in the wake of the COVID-19 pandemic resulted in a significant decline in the fair value of the Company’s equity securities.

Operating expenses increased 21.5% versus the prior year quarter, primarily resulting from higher agent commissions commensurate with the increase in premium volume. Claims expense increased $680,000 from the prior year quarter due to the increase in premium volume and recognition of less favorable loss development in the current period.

The above factors resulted in a pre-tax loss of $8.5 million in the current quarter versus an $8.3 million pre-tax profit in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) increased 62.8% to $5.9 million in the current quarter compared with $3.6 million in the prior year period (see Appendix A for a reconciliation of GAAP to non-GAAP measures used in this press release).

Investors Title is closely monitoring the COVID-19 pandemic and the associated impacts on the title insurance industry, and reacting accordingly. The Company is focused on providing uninterrupted service to our customers and business partners, and ensuring the safety and health of our employees. Having been deemed an essential business, all of our issuing offices are fully operational and servicing clients. Many of our employees are working remotely.

One impact of COVID-19 is that technology is becoming even more important in the industry. To limit personal interactions, electronic document signing and other tools that enable virtual loan closings are becoming more widespread. Our technology investments have greatly enhanced the ability not only for our agents and business partners to conduct business remotely, but also the ability of our employees to work remotely.

The ultimate impacts of COVID-19, both on the overall economy and on our own business, remain uncertain at this time. Predictions about the impact of the virus on home sales are constantly evolving, but we expect the volume of transactions to be curtailed as long as quarantining measures are in place and the economic repercussions from business closures linger.

Chairman J. Allen Fine commented, “We are pleased to report strong operational results in the first quarter, despite the unrealized losses in our equities portfolio. Low interest rates and a strong economy prior to the impacts of the coronavirus pandemic contributed to a healthy pipeline which sustained us through the first quarter.

As the impacts of the coronavirus pandemic continue to weigh heavily on the economy, the outlook on real estate transaction levels and mortgage lending remains mixed. Housing certainly will not be immune to a slowdown as unemployment climbs and quarantine measures dampen activity. As the impact of the virus subsides and the fundamentals that underpinned the market reemerge, there should be strong support for strengthening real estate activity and values.

Regardless of the current uncertainty in the market, we will continue to emphasize enhancement of our competitive strengths and profitable expansion of our market presence.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, the return to normal real estate market conditions, and the timing thereof, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the severity and duration of the COVID-19 pandemic and its effects (and the effects of measures undertaken to combat it) on the economy and the Company’s business; the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2020 and 2019
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Net premiums written	$38,627	$28,795
Escrow and other title-related fees	1,842	1,322
Non-title services	2,547	2,388
Interest and dividends	1,177	1,256
Other investment income	440	410
Net realized investment (losses) gains	(412)	790
Changes in the estimated fair value of equity security investments	(14,458)	4,670
Other	138	315
Total Revenues	29,901	39,946

Operating Expenses:
Commissions to agents	20,187	15,058
Provision for claims	906	226
Personnel expenses	11,809	11,612
Office and technology expenses	2,415	2,223
Other expenses	3,113	2,514
Total Operating Expenses	38,430	31,633

(Loss) Income before Income Taxes	(8,529)	8,313

(Benefit) Provision for Income Taxes	(1,518)	1,687

Net (Loss) Income	$(7,011)	$6,626

Basic (Loss) Earnings per Common Share	$(3.71)	$3.51

Weighted Average Shares Outstanding – Basic	1,890	1,887

Diluted (Loss) Earnings per Common Share	$(3.71)	$3.49

Weighted Average Shares Outstanding – Diluted	1,890	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2020 and December 31, 2019
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets

Cash and cash equivalents	$25,324	$25,949

Investments:
Fixed maturity securities, available-for-sale, at fair value	101,421	104,638
Equity securities, at fair value	47,983	61,108
Short-term investments	15,641	13,134
Other investments	14,229	13,982
Total investments	179,274	192,862

Premiums and fees receivable	12,330	12,523
Accrued interest and dividends	1,243	1,033
Prepaid expenses and other receivables	10,026	5,519
Property, net	9,959	9,776
Goodwill and other intangible assets, net	10,149	10,275
Operating lease right-of-use assets	4,300	4,469
Other assets	1,513	1,487
Total Assets	$254,118	$263,893

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$31,407	$31,333
Accounts payable and accrued liabilities	27,816	28,318
Operating lease liabilities	4,337	4,502
Current income taxes payable	2,921	1,340
Deferred income taxes, net	3,990	7,038
Total liabilities	70,471	72,531

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,891 and 1,889 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	180,535	188,262
Accumulated other comprehensive income	3,112	3,100
Total stockholders’ equity	183,647	191,362
Total Liabilities and Stockholders’ Equity	$254,118	$263,893

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2020 and 2019
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	%	2019	%
Branch	$9,895	25.6	$7,166	24.9

Agency	28,732	74.4	21,629	75.1

Total	$38,627	100.0	$28,795	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three Months Ended March 31, 2020 and 2019
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net (loss) income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended March 31,
	2020	2019

Revenues
Total revenues (GAAP)	$29,901	$39,946
Add (Subtract): Changes in the estimated fair value of equity security investments	14,458	(4,670)
Adjusted revenues (non-GAAP)	$44,359	$35,276

(Loss) Income before Income Taxes
(Loss) Income before income taxes (GAAP)	$(8,529)	$8,313
Add (Subtract): Changes in the estimated fair value of equity security investments	14,458	(4,670)
Adjusted income before income taxes (non-GAAP)	$5,929	$3,643

Contacts

Elizabeth B. Lewter
Telephone: (919) 968-2200